THE SHARPER IMAGE CORPORATION MANAGEMENT INCENTIVE PLAN

1. Purpose. The purpose of The Sharper Image Corporation Management Incentive Plan (“Plan”) is to encourage improved profitability, return on investment, and growth of Sharper Image Corporation and its stockholders by providing certain of its key executives with annual incentive compensation which is tied to the achievement of performance based goals.

2.	Definitions. Each of the following terms, as used herein, shall have the meaning ascribed to it hereunder: (a) “Affiliate” shall mean, with respect to any person, any person that directly or indirectly controls, is controlled by or is under common control with, such person.

     (b) “Award” shall mean a compensation award granted by the Committee pursuant to the Plan and contingent upon the attainment of Performance Factors with respect to a Performance Period.

(c)	“Board” shall mean the Board of Directors of the Company.

(d)	“Change in Control,” with respect to any Award shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred after the Effective Date (unless another definition is provided in an Award or written employment agreement applicable to the Participant and such definition is expressly approved by the Committee for purposes of the Plan, in which case such definition shall govern, or otherwise agreed to in writing by the Committee and the Participant):

     (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than 50% of the Total Voting Power of the Company’s then outstanding Voting Securities, excluding any Person who becomes such a Beneficial Owner in connection with a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (a) any parent of the Company or the entity surviving such merger or consolidation (b) if there is no such parent, of the Company or such surviving entity;

     (ii) the following individuals cease for any reason during a 12-month period to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

     (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (a) any parent of the Company or the entity surviving such merger or consolidation or (b) if there is no such parent, of the Company or such surviving entity; or

     (iv) there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (a) any parent of the Company or of the entity to which such assets are sold or disposed or (b) if there is no such parent, of the Company or such entity.

(e)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)	“Committee” shall mean the Compensation Committee of Board; provided the Compensation

Committee consists of two or more persons, each of whom is an “outside director” within the meaning of Section 162(m) of the Code, and if the Compensation Committee does not satisfy such requirements, then such other Committee of the Board satisfying such requirement or, if no such Committee exists, then the Board.

(g)	“Company” shall mean Sharper Image Corporation and its successors and assigns.

(h)	“Covered Employee” shall mean a “covered employee” as defined in the Section 162(m) of the

Code and the regulations promulgated thereunder.

     (i) “Disability” shall mean (unless another definition is provided in an Award or written employment agreement applicable to the Participant and such definition is expressly approved by the Committee for purposes of the Plan, in which case such definition shall govern, or otherwise agreed to in writing by the Committee and the Participant) permanent disability as determined pursuant to the Company’s long-term disability plan or policy, in effect at the time of such Disability.

     (j) “Effective Date” shall mean, subject to stockholder approval of the Plan, February 1, 2007. In the absence of stockholder approval, the Plan (and any Awards made pursuant to the Plan without stockholder approval) shall be null and void.

(k)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(l)	“Executive Officer” shall mean an “executive officer” as defined in Rule 3b-7 of the rules promulgated under the Exchange Act.

     (m) “Participant” shall mean each employee of the Company who has been selected by the Committee as a participant in the Plan during a Performance Period.

     (n) “Performance Factors” shall mean the criteria and objectives, determined by the Committee, which must be met during the applicable Performance Period as a condition of the Participant’s receipt of payment with respect to an Award. Performance Factors may include any or all of the following: earnings per share; net income; operating income; earnings before all or any of interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA” or “EBITDA”); earnings from continuing operations; cash flow; inventory turns; working capital; return on equity; return on assets and/or sales (net and/or gross); gross margin; gross margin return on inventory investment; gross sales, net sales; cash generated; licensing royalties and/or fees; comparable store sales; sales per square foot; return on sales, return on equity; gross margin per square foot; productivity, expense management; capital management, order to cash, budget achievement; customer service; stock price; total stockholder return; or any increase or decrease of one or more of the foregoing over a specified period. Such Performance Factors may relate to the performance of a Company, a business unit, product line, or any combination thereof. Performance Factors may be expressed as absolute targets or measured relative to an index or peer group. Other than Awards to Covered Employees for any Performance Period for which the Plan is intended to satisfy the requirements of Section 162(m) of the Code with respect to such Covered Employee, Performance Factors may also include such objective or subjective personal performance goals as the Committee may, from time to time, establish.

     (o) “Performance Period” shall mean the Company’s fiscal year, or such other period as designated by the Committee.

     (p) “Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, except that such term shall not include (i) the Company or any of its subsidiaries, or (ii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iii) a trustee of other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate.

     (q) “Total Voting Power” shall mean, with respect to any company or entity, the aggregate number of votes which all shares of Voting Securities would be entitled to cast in the election of directors to the board of directors of such Company if all such shares were present at a meeting of such Company’s stockholders for the purpose of electing directors.

     (r) “Voting Securities” shall mean, with respect to any company or entity, the shares of capital stock, excluding the votes of shares of capital stock having such entitlement only upon the happening of a contingency, entitled to cast votes in the election of directors to the board of directors of such Company.

3. Administration. The Plan shall be administered by the Committee. The Plan is intended to be administered so as to qualify the incentive pay as “performance-based compensation” under Section 162(m) of the Code. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the terms, conditions, restrictions and performance criteria, including Performance Factors, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, or surrendered; to make adjustments in the Performance Factors in recognition of unusual, non-recurring or extraordinary items or occurrences affecting the Company or the financial statements of the Company to the extent permitted by Section 162(m) of the Code and as specified in Section 5(a), or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Awards; and to make all other determinations deemed necessary or advisable for the administration of the Plan. Except (i) with respect to the direct reports of the Chairman (if any) or Chief Executive Officer and (ii) as required to comply with Section 162(m) of the Code, or other applicable law (and only if such laws apply), or any listing requirement of the NASDAQ National Market System or any other exchange on which the Company’s securities may be listed, including but not limited to an Executive Officer or Covered Employee, (x) the Chairman shall have all of the authority, duties and responsibilities of the Committee under the Plan, and (y) the Committee may delegate all or any part of its authority, duties or responsibilities under the Plan (including but not limited to the authority set forth in the definition of Performance Factors and in Section 5 of the Plan) to such other appropriate officer of the Company, or in the case of ministerial duties to any employee or committee comprised of employees of any Company. For the avoidance of doubt, the Committee shall be responsible hereunder for any determinations of Performance Factors (including the attainment thereof) and Awards with respect to any Executive Officer or any Covered Employee.

     All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Companies and the Participants (or any person claiming any rights under the Plan from or through any Participant).

4.	Eligibility.

(a) Participants. Awards may be granted to officers and other employees of the Company in the sole discretion of the Committee.

     (b) New Participants. Unless otherwise determined by the Committee in its sole discretion, a Participant who commences participation in the Plan following the commencement of a Performance Period may participate with respect to all outstanding Performance Periods; provided, however, that the Awards payable with respect to each such Performance Period shall be prorated based on the number of days elapsed in such Performance Period.

5. Terms of Awards. Awards granted pursuant to the Plan shall be communicated to Participants in such form as the Committee shall from time to time approve and the terms and conditions of such Awards shall be set forth therein.

     (a) General. Not later than 90 days after the commencement of each Performance Period (but in no case after 25% of the Performance Period has elapsed), the Committee shall specify in writing, by resolution of the Committee or other appropriate action, with respect to a Performance Period, the Performance Factors applicable to each Award. Performance Factors may include a threshold level of performance below which no payment shall be made, levels of performance at which specified percentages of the Award shall be paid and a maximum level of performance above which no additional payment shall be made. The Committee shall have the sole discretion to determine whether, or to what extent, Performance Factors are achieved; provided, however, the Committee shall make appropriate adjustments in Performance Factors under an Award to reflect the impact of the following unusual, non-recurring or extraordinary items or occurrences affecting the Company or the financial statements of the Company not reflected in such goals: restructuring charges, the sale or discontinuance of a business segment or unit, the impact of acquisitions, store closures, the sale of investment securities, gains or losses from litigation or claims, regulatory compliance or recalls, natural disasters, terrorism, or the effect of changes in laws, regulations or accounting principles, in any case to the extent permitted pursuant to Section 162(m) of the Code with respect to Awards made to Covered Employees.

     (b) Special Provisions Regarding Awards. Notwithstanding anything to the contrary contained herein, in no event shall payment in respect of Awards granted for any single Performance Period be made to a Participant in an amount that exceeds $3,000,000.

     (c) Time and Form of Payment. All payments in respect of Awards granted under this Plan shall be made in cash, within a reasonable period after the end of the Performance Period, but in no event later than the 15th day of the third month following the end of the Performance Period.

     (d) Certification by Committee. No payment in respect of any Award to any Covered Employee shall be made unless and until the Committee shall have certified in writing that the relevant Performance Factors and any other material terms were in fact satisfied and the amount of each payment to each such individual. Such certification may be pursuant to approved minutes of a meeting of the Committee at which such determinations were made.

     (e) Restatements or Misconduct. In the event of a restatement or in the event the Board of Directors or the Committee determines that any fraud, gross negligence or willful misconduct by a Participant was a significant contributing factor to the Company paying any bonus that was in excess of what it otherwise should have been, the Board or Committee shall, to the extent permitted by governing law, have the authority to require reimbursement of all or a portion of the bonus awarded under the Plan to the extent the amount of the bonus was related to the restatement such that the restatement resulted in a higher bonus amount than what have otherwise would have been paid absent such restatement or such fraud, gross negligence or willful misconduct.

6. Term. The Committee shall set Performance Factors and grant Awards with respect to each Performance Period commencing with the initial Performance Period which shall begin February 1, 2007 and end January 31, 2008.

7.	General Provisions.

(a) Compliance with Legal Requirements. The Plan and the granting and payment of Awards and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

     (b) Transferability of Rights. Awards shall not be transferable by a Participant except upon the Participant’s death following the end of the Performance Period but prior to the date payment is made, in which case the Award shall be transferable by will or the laws of descent and distribution.

     (c) No Right To Continued Employment. Nothing in the Plan or in any Award granted pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company to make determinations with respect to or terminate such Participant’s employment.

     (d) Withholding Taxes. Where a Participant or other person is entitled to receive a payment pursuant to an Award hereunder, the Company shall have the right to require the Participant or such other person to pay to the Company the amount of any taxes that the Company may be required to withhold before delivery to such Participant or other person of such payment.

     (e) Amendment, Termination and Duration of the Plan. The term of the Plan shall be five years from and including the Effective Date; provided that the Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant under any Award following the end of the Performance Period to which such Award relates; provided that the Committee may in its sole discretion decrease an amount of an Award payable to a Participant upon attainment of specified Performance Factors, but in no event may the Committee increase the amount of an Award payable to a Covered Employee for any Performance Period for which the Plan is intended to satisfy the requirements of 162(m) of the Code with respect to such Covered Employee. No amendment that requires stockholder approval in order for the Plan to continue to comply with Section 162(m) of the Code shall be effective unless such amendment shall be approved by the requisite vote of the stockholders of the Company. Notwithstanding the termination of the Plan, Awards granted under the Plan shall remain outstanding subject to the terms of the Plan until the expiration of the Performance Period to which such Award relates or the earlier termination of the Award in accordance with the provisions of the Plan.

     (f) Participant Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

     (g) Change in Control. Unless otherwise determined by the Committee prior to a Change of Control, in the event that the successor to the Company does not assume or continue this Plan or a Participant experiences a Qualifying Termination (as defined below) within three (3) months following a Change of Control, the Company shall pay to such Participant, as soon as practicable following the date of such Qualifying Termination or Change of Control, as applicable, a pro rata portion through the date of such Qualifying Termination or the Change of Control, applicable of the aggregate value of all Awards granted to such Participant for any Performance Period for which Awards are outstanding as of the date of such Qualifying Termination or Change in Control, as applicable, and which is uncompleted as of the Qualifying Termination or Change in Control, as applicable, calculated as to each such Award based on actual performance through the most recently completed fiscal quarter ending on or prior to the date of the Change in Control or Qualifying Termination, as applicable and for any portion of the Performance Period that was to occur after the most recently completed fiscal quarter ending on or prior to the date of the Change in Control or Qualifying Termination, as applicable, assuming the achievement, at the target level, of the Performance Factors established with respect to such Award, all as determined by the Committee, and such Performance Periods and the Plan shall thereafter immediately terminate with respect to such Participants and the Company. For purposes of this Section a “Qualifying Termination” shall mean (i) the

Participant’s involuntary termination of employment by the Company without Cause (as such term is defined in the Company’s Executive Severance Plan); provided, however, that a Participant shall not experience an involuntary termination of employment if the Participant receives an offer of employment from a successor company at the same or greater level of base salary and otherwise on substantially comparable terms and conditions and in the same metropolitan area as prior to the Change of Control; or (ii) the Participant’s voluntary termination of employment within 30 days following the relocation, without the Participant’s consent, of the Participant’s principal place of employment more than 50 miles from the Participant’s principal place of employment as of the date of the Change in Control.

(h)	Termination of Employment.

(i) Unless otherwise provided by the Committee or set forth below, a Participant must be actively employed by the Company or its Affiliates at the end of the Performance Period in order to be eligible to receive his or her Award.

     (ii) Unless otherwise provided by the Committee, if a Participant’s employment is terminated as result of death or Disability prior to the end of the Performance Period, the Participant’s Awards shall be cancelled, and in respect of such cancelled Award such Participant shall receive a pro rata portion of his or her Award that he or she would have received with respect to the applicable Performance Period based on actual performance for the Performance Period, which shall be payable at such time that Awards are payable to other Participants.

     (iii) Unless otherwise provided by the Committee in connection with specified terminations of employment, if a Participant’s employment terminates for any reason, other than death or Disability, prior to the end of a Performance Period, no Award shall be payable to such Participant with respect to such Performance Period.

     (i) Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

     (j) Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

     (k) Beneficiary. A Participant may file with the Company a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant and an Award is payable to the Participant’s beneficiary, the executor or administrator of the Participant’s estate shall be deemed to be the grantee’s beneficiary.